UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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CARVANA CO.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Stockholders,
We are pleased to invite you to attend our first Annual Meeting of Stockholders of Carvana Co. (“Carvana”) to be held on
Tuesday, May 1, 2018, at 8 a.m. (PDT)
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are

1.	to elect two nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the board of directors of Carvana;

2.	to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
We will provide access to our proxy materials via the Internet at www.proxydocs.com/CVNA rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Thursday, March 22, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before April 19, 2018 by following the instructions provided in the notice we will send.
Our board of directors have set the record date as March 12, 2018. Only stockholders that owned Carvana Co.’s Class A common stock or Class B common stock (together, “common stock”) at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Carvana’s stockholders of record will be available at our corporate headquarters located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,
Ernie Garcia, III
President, Chief Executive Officer and Chairman

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

The 2018 annual meeting of stockholders of CARVANA CO. will be held at 1930 W. Rio Salado Pkwy Tempe, AZ 85281 on Tuesday, May 1, 2018, at 8 a.m (PDT) for the following purposes:

1.	to elect two nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the board of directors of Carvana;

2.	to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 1, 2018, at 1930 W. Rio Salado Pkwy Tempe, AZ 85281.

By Order of the Board of Directors

PAUL BREAUX
General Counsel and Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of Directors of Carvana Co. is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the Record Date, March 12, 2018, are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Carvana.
Q: Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date, March 12, 2018, are entitled to vote at the Annual Meeting. As of the Record Date, Carvana had approximately 19.5 million shares of Class A common stock outstanding and 113.3 million shares of Class B common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Ernest Garcia, II, Ernie Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units,” and together with Class A Units, “LLC Units”) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock). The Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. All other holders of Class B common stock are each entitled to one vote per share. All holders of Class A common stock and Class B common stock will vote together as a single class except as otherwise required by applicable law. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on

1.	the election of two Class I directors to serve on Carvana’s board of directors until the 2021 Annual Meeting and until their successors are duly elected and qualified;

2.	the ratification of the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q: How does the board recommend I vote on these matters?
The board of directors recommends you vote

1.	FOR the election of Ernest Garcia III and Ira Platt as Class I directors, and

2.	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018

Q: How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by written ballot at the Annual Meeting or by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.proxypush.com/CVNA;

2.	by phone by calling (866) 509-2147; or

3.	by signing and returning a proxy card.
 Proxies submitted via the Internet or by telephone must be received by 5:00 p.m. (EDT) on April 30, 2018.
Q: Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction card will contain instructions on how to

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available at www.proxypush.com/CVNA and our proxy materials will be available during the voting period starting on March 22, 2018.
Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by

1.	delivering written notice of revocation to the General Counsel and Secretary at our principal executive offices at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281;

2.	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

3.	voting in person at the Annual Meeting.

Q: Who can attend the Annual Meeting?
Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. (PDT). If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport.
Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.
Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2019 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Carvana’s proxy statement and form of proxy for the Carvana’s 2019 annual meeting of stockholders, to be held in 2019, must be received by Carvana at our principal executive offices at 1930 W. Rio Salado Pkwy, Tempe, AZ, 85281 no later than the close of business on November 22, 2018. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2019 (but not include it in

Carvana’s proxy materials) must provide written notice of such proposal to the General Counsel and Secretary at Carvana’s principal executive offices no later than the close of business on January 31, 2019 and not earlier than the close of business on January 1, 2019, assuming Carvana does not change the date of the 2019 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2018 Annual Meeting. If so, Carvana will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Carvana’s Amended and Restated Bylaws and be submitted in writing to the Secretary at Carvana’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of five directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 16, 2018, and other information for each member of our board of directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Ernie Garcia, III	I	35	President, CEO and Chairman	2017	2018	2021
Ira Platt	I	54	Director	2017	2018	2021
Greg Sullivan	II	59	Director	2017	2019
Dan Quayle	II	71	Director	2017	2019
Michael Maroone	III	64	Lead Director	2017	2020
We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, the Board desires to have specific knowledge related to our industry, such as expertise in automotive retail and consumer finance.
The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the Compensation and Nominating Committee carefully considers diversity when determining Board composition, it has not established a formal policy regarding diversity. The Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all stockholders without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a national, publicly-traded company; and (6) has the ability to apply sound and independent business judgment.
The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Conduct for the Board of Directors, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Carvana and its stockholders, and guide the long-term sustainable, dependable performance of Carvana.
Subject to any earlier resignation or removal in accordance with the terms of our certificate and bylaws, our Class I directors will serve until this first Annual Meeting of stockholders, our Class II directors will serve until the second annual meeting of stockholders, and our Class III directors will serve until the third annual meeting of stockholders. In addition, our certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as the Garcia Parties holding Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote. If the Garcia Parties holding Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, then our directors may be removed only for cause upon the affirmative vote of at least 66⅔ % of the voting power of our outstanding shares of stock entitled to vote thereon.
Stockholder Recommendations for Director Nominees
The Compensation and Nominating Committee will consider stockholder nominations for membership on the Board. For the 2019 Annual Meeting, nominations may be submitted to Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attn: Secretary, which will forward them to the Chairman of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on January 31, 2019 and not earlier than the close of business on January 1, 2019. Recommendations must also include certain other requirements specified in our bylaws.
When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process would be used for all candidates, including candidates recommended by stockholders.
PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Age	Director Since	Position
Ernie Garcia, III	35	2017	Director
Ira Platt	54	2017	Director
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and proposal our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
The Board of Directors recommends that you vote “FOR” each of the director nominees.
Director Nominees to Serve for a Three-Year Term Expiring at the 2021 Annual Meeting
Ernie Garcia, III co-founded Carvana and has served as our President and Chief Executive Officer since our inception in 2012. Mr. Garcia is also Chairman of the Carvana Co. Board. Prior to founding Carvana, Mr. Garcia held various roles at the DriveTime Automotive Group, Inc. (“DriveTime”) from January 2007 to January 2013. From January 2007 to December 2008, he served as a financial strategist. He was a managing director of corporate finance from December 2008 to November 2009. From November 2009 until January 2013, he served as a Vice President and Treasurer and Director of Quantitative Analytics. As Director of Quantitative Analytics, Mr. Garcia was responsible for the firm’s ongoing development of consumer credit scoring models, and its utilization of those tools in retail vehicle sales deal structuring and vehicle price optimization. Prior to DriveTime, Mr. Garcia was an associate in the Principal Transactions Group at RBS Greenwich Capital from 2005 to 2006, where he focused on consumer credit based investments. Mr. Garcia holds a B.S. in Management Science and Engineering from Stanford University. We believe that Mr. Garcia is qualified to continue to serve on our Board because of his extensive knowledge of our business and strategy, as well as his experience in the automotive retail industry and leadership role with us.

Ira Platt has served on our board since our initial public offering (“IPO”) in 2017. Mr. Platt has been the President of Georgiana Ventures, LLC, a firm that provides equity and debt capital to specialty finance companies, acquires portfolios of consumer finance receivables and offers consulting services to the specialty finance industry, since its inception in 2009. From May 2009 to December 2013, Mr. Platt served as the President of 221 Capital Partners, LLC, a firm that provides advisory services. From 2009 to 2011, Mr. Platt was the Portfolio Manager for the Rosemont TALF Opportunity Fund, a partnership investing in asset-backed securities. In addition, Mr. Platt was a Managing Director and Head of the Principal & Distressed Capital Business for RBS Greenwich Capital, the domestic fixed income banking unit of the Royal Bank of Scotland Group, from 1997 to 2009. Mr. Platt was an Executive Vice President of the Aegis Consumer Funding Group, a publicly traded non-prime automotive finance company, from 1991 to 1997. Mr. Platt earned a B.A. degree in 1985 from Emory University and an M.B.A. from The Fuqua School of Business at Duke University. Mr. Platt served on DriveTime’s board of directors from February 2014 until April 2017. We believe that Mr. Platt will continue to be a valuable member of our Board because of his service on DriveTime’s board and his extensive experience in consumer finance and the automotive retail industry.
Continuing Directors
Dan Quayle has served on our Board since our IPO in 2017. Mr. Quayle has served the United States Federal Government in various capacities, including as the 44th Vice President of the United States of America from 1989 to 1993. Since 1999, Mr. Quayle has been the Chairman of Cerberus Global Investments, LLC, a private investment firm. He also currently serves on the board of Nuverra Environmental Solutions, Inc., previously known as Heckmann Corporation, an environmental solutions company, a position he has held since May 2007. Mr. Quayle earned a B.A. degree in Political Science from DePauw University and a J.D. from the Indiana University Robert H. McKinney School of Law. Mr. Quayle was selected to serve on our Board because of his experience on the board of Nuverra Environmental Solutions, Inc. and as the Chairman of Cerberus Global Investments, LLC, as well as his extensive experience in the areas of government, foreign relations and private investment.
Greg Sullivan has served on our Board since the completion of our IPO. Mr. Sullivan is the Chief Executive Officer of AFAR Media, a travel media company he co-founded in 2007. From 1995 to 2007, Mr. Sullivan served DriveTime in various capacities, including as President from 1995 to 2004, Chief Executive Officer from 1999 to 2004, and Vice Chairman from 2004 to 2007. Mr. Sullivan earned a B.B.A. degree in Finance from the University of Notre Dame and a J.D. from the University of Virginia School of Law. Mr. Sullivan was selected to serve on our Board because of his senior management experience in the automotive and media industries.
Michael Maroone has served on our Board since the completion of our IPO. From July 2005 to April 2015, Mr. Maroone served on the board of AutoNation, Inc., an automotive retailer and provider of new and used vehicles and related services. From August 1999 until his retirement in February 2015, Mr. Maroone also served as President and Chief Operating Officer of AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Maroone was President and Chief Executive Officer of the Maroone Automotive Group, a privately-held automotive retail group, from 1977 to 1997. Mr. Maroone currently serves on the board of Cox Automotive, Inc., a privately held combination of global automotive wholesale and services businesses including automotive auctions, financial services, media, and software, and is the Co-Chairman of the Florida Leadership Board of the Cleveland Clinic, a non-profit, multispecialty academic hospital. He holds a B.S. degree in Small Business Management from the University of Colorado Boulder. Mr. Maroone was selected to serve on our Board because of his advisory experience and his extensive experience in the automotive retail industry.
Independence Status
The listing standards of the New York Stock Exchange (the “NYSE”) require that, subject to specified exceptions, each member of a listed company’s Audit and Compensation and Nominating Committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board has determined that each of our non-employee directors, including our director nominee Ira Platt, meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his independence, including beneficial ownership of our Class A common stock.
Controlled Company Status
For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The Garcia Parties beneficially own more than 50% of the combined voting power of Carvana Co. Accordingly, we expect to be eligible for, but do not currently intend to take advantage of, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we would not be required to have

1)	a majority of independent directors;

2)	a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

3)	a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; or

4)	an annual performance evaluation of the nominating and governance and compensation committees.
In the event we choose to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.
Board Meetings and Committees
During the year ended December 31, 2017, our Board held four meetings, our Audit Committee held five meetings, and our Compensation and Nominating Committee held three meetings. Each director attended 100% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Ira Platt	•	•
Greg Sullivan	•	•
Dan Quayle		•
Michael Maroone	•

Audit Committee
The Audit Committee is responsible for, among other matters,

1)	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

2)	discussing with our independent registered public accounting firm their independence from management;

3)	reviewing with our independent registered public accounting firm the scope and results of their audit;

4)	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

5)	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

6)	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

7)	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

8)	reviewing and approving related party transactions; and

9)	overseeing our enterprise risk management program.
Our Board has affirmatively determined that Mr. Maroone, Mr. Platt and Mr. Sullivan meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Platt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investors.carvana.com. Our website is not part of this notice.
Compensation and Nominating Committee
The Compensation and Nominating Committee is responsible for, among other matters,

1)	reviewing key employee compensation goals, policies, plans and programs;

2)	reviewing and providing recommendations to the Board regarding the compensation of our directors, chief executive officer and other executive officers;

3)	reviewing and approving employment agreements and other similar arrangements between us and our executive officers;

4)	administration of stock plans and other incentive compensation plans;

5)	identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

6)	overseeing the organization of our Board to discharge the board’s duties and responsibilities properly and efficiently;

7)	identifying best practices and recommending corporate governance principles; and

8)	developing and recommending to our Board a set of Corporate Governance Guidelines and principles applicable to us.
The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.carvana.com. Our website is not part of this notice. Each member of our Compensation and Nominating Committee is an “independent director” as required by NYSE rules.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Carvana and its stockholders.
Independence; Board Mix
Our Board has an effective mix of independent and management directors. It is composed of four independent Directors and our current Chairman and Chief Executive Officer, Ernie Garcia.
Lead Director
The Board believes that it is beneficial to Carvana and its stockholders to designate one of the directors as a Lead Director who is elected by a majority of the Board. The Lead Director serves a variety of roles, including reviewing and approving Board schedules to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; liaising between our Chairman and Chief Executive Officer and non-management directors when necessary and appropriate (that said, each director has direct and regular access to the Chairman and Chief Executive Officer) and calling an executive session of independent directors at any time consistent with the Bylaws and Certificate of Incorporation. Michael Maroone, an independent director and member of our Audit Committee, is currently our Lead Director. Mr. Maroone is an effective Lead Director for Carvana due to, among other things, his independence, his board leadership experience with AutoNation, Inc., his strong strategic and financial acumen, his commitment to ethics, his extensive knowledge of the automotive retail environment, and his deep understanding of Carvana and its business.
Chairman / CEO
With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Garcia has been our Chairman and CEO since our IPO. The Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our Lead Director, is currently the most effective leadership structure because Mr. Garcia has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including automotive retail, e-commerce, consumer finance and strategic planning. This knowledge and experience gives Mr. Garcia the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.
Self-Evaluation
Our Compensation and Nominating Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the Directors are functioning effectively. This includes survey materials as well as individual conversations between each Director and the Lead Director. The evaluation focuses on the Board’s and the committees’ contributions to the Company and has an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Carvana and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Exchange Act requires our directors, executive officers and greater-than-ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2017 fiscal year, all of our directors, executive officers and greater-than-ten-percent stockholders complied with the requirements of Section 16(a), except that (i) director Michael Maroone inadvertently omitted 30,000 shares from his April 28, 2017 report and filed an amended report on July 28, 2017, and (ii) director Ira Platt inadvertently omitted 2,500 shares from his April 28, 2017 report, 2,000 of which were reported in an amended report filed December 18, 2017 and 500 of which were reported in an amended report filed on December 20, 2017.
Risk Oversight
The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company and provides regular updates to the Audit Committee and annual updates to the full board on the risk management program and reports on the identified high priority risks and opportunities.
Code of Ethics and Conduct
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at investors.carvana.com/corporate-governance/governance-documents. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.
Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the Board or compensation committee of any other company.
Communications by Stockholders and Other Interested Parties with the Board of Directors
Stockholders and other interested parties may contact an individual director, the independent Lead Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to
Carvana, Co.
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
ATTN: Board of Directors
or by email at leaddirector@carvana.com.
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Carvana will receive the communications and process them before forwarding them to the addressee. Carvana may also refer communications to other departments within Carvana. Carvana generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Carvana.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Carvana Co. as of March 16, 2018:

Name	Age	Position
Ernie Garcia, III	35	President, Chief Executive Officer
Mark Jenkins	39	Chief Financial Officer
Benjamin Huston	35	Chief Operating Officer
Ryan Keeton	39	Chief Brand Officer
Daniel Gill	35	Chief Product Officer
Paul Breaux	34	Vice President, General Counsel and Secretary
Ernie Garcia is the President and Chief Executive Officer and Chairman of our Board. His biography can be found above under “Board of Directors and Corporate Governance - Director Nominees.”
Mark Jenkins has served as our Chief Financial Officer since July 2014. Prior to joining Carvana, Mr. Jenkins was a professor in the finance department at the Wharton School of the University of Pennsylvania, where his teaching and research focused on consumer and corporate credit markets from 2009 to 2014. While at Wharton, Mr. Jenkins was responsible for teaching courses in the undergraduate, MBA, and executive education programs on corporate restructuring, corporate credit, and leveraged finance. Prior to his time at Wharton, Mr. Jenkins worked at the Brattle Group from 2001 to 2004, an economic consulting firm, where he focused on corporate valuation and demand forecasting in technology markets. Mr. Jenkins received a Ph.D. in economics from Stanford University and a B.S.E. from Duke University in Mathematics and Civil Engineering.
Ben Huston co-founded Carvana and has served as our Chief Operating Officer since our inception in 2012. In 2011, prior to joining Carvana, Mr. Huston co-founded Looterang, a card-linking platform that enabled personalized deals to be automatically administered through consumer credit or debit cards. Mr. Huston was chief executive officer of Looterang from 2011-2012. From 2008 to 2011, Mr. Huston served as an associate at Latham and Watkins, a full service global law firm, where he focused on regulatory affairs. Mr. Huston holds a J.D. from Harvard Law School and a B.A. in American Studies from Stanford University.
Ryan Keeton co-founded Carvana and has served as our Chief Brand Officer since our inception in 2012. Prior to joining Carvana, Mr. Keeton was a principal at the Montero Group, a strategic consultancy firm, from 2010 to 2012, where he advised global public and private companies on strategic and business initiatives. From 2008 to 2010, Mr. Keeton served as Director of Strategic Marketing for George P. Johnson, a global marketing agency. Mr. Keeton holds a B.A. in English and American Literature and Language from Harvard University.
Daniel Gill has served as our Chief Product Officer since March 2015, overseeing all technology functions, as well as strategic partnerships for the business. Prior to joining Carvana, Mr. Gill spent his career in both enterprise software and consumer internet businesses. Mr. Gill served as Head of Strategy and Business Development for Inflection from May 2014 to March 2015. He co-founded and served as CEO of Huddler from 2007 until the company’s acquisition by Wikia in May of 2014. Mr. Gill holds a degree in Biology from Stanford University.
Paul Breaux has served as our General Counsel since August 2015. Prior to joining Carvana, Mr. Breaux practiced law at the Houston, Texas office of the firm Andrews Kurth LLP (now Hunton Andrews Kurth LLP) from 2008 to 2015. While at Andrews Kurth, Mr. Breaux’s representative experience encompassed a broad range of general business transactions matters. Mr. Breaux holds a J.D. from Harvard Law School, a B.A. in Plan II Honors from The University of Texas at Austin, and a B.B.A. in Finance from The University of Texas at Austin.

EXECUTIVE AND DIRECTOR COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Named Executive Officers
Our Chief Executive Officer and our two other most highly compensated officers for the year ended December 31, 2017, who we refer to as our “Named Executive Officers,” are

Named Executive Officer	Position
Ernie Garcia, III	Chief Executive Officer
Mark Jenkins	Chief Financial Officer
Benjamin Huston	Chief Operating Officer
Executive Compensation
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the past two fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)(1)	($)	($)	($)	($)(2)	($)
Ernie Garcia, III Chief Executive Officer	2017	400,000	—	—	—	—	—	16,149	416,149
	2016	400,000	—	—	—	—	—	54,008	454,008
Mark Jenkins Chief Financial Officer	2017	350,000	—	1,408,000	—	—	—	12,441	1,770,441
	2016	347,923	—	57,200	—	—	—	12,294	417,417
Benjamin Huston Chief Operating Officer	2017	350,000	—	1,408,000	—	—	—	24,034	1,782,034
	2016	347,923	—	57,200	—	—	—	19,370	424,493
(1) The amounts reported in the Stock Awards column represent the grant date fair value of the Class B Units (as hereinafter defined) granted to the Named Executive Officers during the years presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(2) Included in “All Other Compensation” for 2016 and 2017 were the following items:

Name	Year	401(k) Plan Company Match(i)	Non-Business Aircraft Usage(ii)	Incremental Cost of Company Car(iii)	Cellphone Expense(iv)	Total
Ernie Garcia, III	2017	—	12,782	—	3,367	16,149
	2016	—	34,349	16,460	3,199	54,008
Mark Jenkins	2017	—	—	11,538	903	12,441
	2016	—	—	12,294	—	12,294
Benjamin Huston	2017	4,200	—	18,896	938	24,034
	2016	4,200	—	11,399	3,771	19,370
(i) Represents discretionary matching contributions under our 401(k) Plan
(ii) The 2016 and 2017 amounts for Mr. Garcia is the incremental cost to Carvana of flights relating to a personal event on the private aircraft operated by Bridgecrest Credit Company, f/k/a DT Credit Company, LLC (“Bridgecrest”), an affiliate of DriveTime, and leased by Carvana. See “Certain Relationships and Related Party Transactions — Relationship with DriveTime — Aircraft Time Sharing Agreement.” The incremental cost to Carvana of aircraft used under the aircraft time sharing agreement for a non-business flight is calculated by multiplying the aircraft’s per mile variable operating cost by a flight’s total mileage, which includes the mileage of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, a Named Executive Officer or a Named Executive Officer’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Carvana does not pay its Named Executive Officers any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.
(iii) The incremental cost of the company car to us has been calculated based on the depreciation value of the vehicle.
(iv) Represents the value of company-paid cell phone service.

Outstanding Equity Awards at 2017 Fiscal Year End

	Equity Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Ernie Garcia, III	—	—	—	—
Mark Jenkins:
Class B Units(2)	—	—	316,667	$4,843,733
Class B Units(4)	—	—	90,000	$937,620
Class B Units(5)	—	—	27,000	$281,286
Class B Units(6)	—	—	61,667	$584,887
Class B Units(7)	—	—	200,000	$659,200
Benjamin Huston:
Class B Units(3)	—	—	200,000	$3,059,200
Class B Units(4)	—	—	90,000	$937,620
Class B Units(5)	—	—	27,000	$281,286
Class B Units(6)	—	—	61,667	$584,887
Class B Units(7)	—	—	200,000	$659,200
(1) Amounts were determined based on the closing price of Carvana Co.’s Class A common stock on December 31, 2017 of $19.12 and the applicable participation thresholds of our B1 Units (as defined below), B2 Units (as defined below), B3 Units (as defined below) and B4 Units (as defined below). These values may not reflect the value actually realized by the Named Executive Officers upon vesting.
(2) These Class B Units (the “B1 Units”) were granted on March 24, 2015 with a participation threshold of $0.00; 200,000 of which vested on July 1, 2015 and 16,667 of which vest on the first of each month beginning on August 1, 2015.
(3) These B1 Units were granted on March 24, 2015 with a participation threshold of $0.00; 250,000 of which vested on the date of grant and 16,667 vest on the first of each month following the date of grant.
(4) These Class B Units (the “B2 Units”) were granted on March 24, 2015 with a participation threshold of $4.878; 40,000 vested on March 1, 2016 and 3,333 vest on the first of each month thereafter.
(5) These B2 Units were granted on January 29, 2016 with a participation threshold of $4.878; 12,000 vested on March 1, 2016 and 1,000 vest on the first of each month thereafter.
(6) These Class B Units (the “B3 Units”) were granted on October 21, 2016 with a participation threshold of $5.8114; 20,000 vested on January 1, 2017 and 1,667 vest on the first of each month thereafter.
(7) These Class B Units (the “B4 Units”) were granted on April 27, 2017 with a participation threshold of $12.000; 40,000 vest on February 1, 2018 and 3,333 vest on the first of each month thereafter.
Employment Agreements and Post-Termination Arrangements
In the event of a change in control of Carvana Group, all outstanding unvested Class B Units awards held by participants in the Carvana Group Equity Incentive Plan, whose employment has not previously terminated, will accelerate in full, subject to certain escrow demand rights held by a purchaser of control of Carvana Group. Except for these arrangements, none of our Named Executive Officers have entered into any plans, arrangements or agreements with Carvana providing for payments upon termination of employment or change in control of Carvana, other than payments generally available to all salaried employees that do not discriminate in scope, terms, or operation in favor of the executive officers of Carvana.
Director Compensation
Prior to our IPO, none of our directors received compensation as a director. Members of the Board who are employees of Carvana do not receive compensation for their service on the Board. The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2017:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Ira Platt	67,800	271,241	—	339,041
Greg Sullivan	64,400	271,241	—	335,641
Dan Quayle	47,500	271,241	—	318,741
Michael Maroone	61,100	271,241	—	332,341
(1) The amounts reported in the Option awards column represent the grant date fair value of the option granted to the Directors at the pricing of our IPO as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
Non-Employee Director Compensation Structure
As of March 2, 2018, we compensate our non-employee directors according to the following structure:

Description	Amount

Annual retainer	$60,000
Board meeting fees	$2,000 per each Board meeting in excess of six Board meetings in any calendar year that a non-employee director attends in person
Additional retainer for committee members	$10,000 per committee
Additional retainer for chair of committee	$20,000 for Audit Committee; $15,000 for Compensation and Nominating Committee
Additional retainer for lead director	$20,000
All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.
Upon the pricing of our IPO, we made one-time awards to our non-executive directors of options to purchase an aggregate of approximately 30,927 shares of our Class A common stock, vesting over three years, with an exercise price set at the IPO price. This one-time award was contingent upon completion of the IPO.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in or are not inconsistent with our best interests and those of our stockholders, as the Audit Committee determines in good faith.
Amended and Restated Operating Agreement
In connection with the the organizational transactions we effected in connection with our IPO, we amended and restated Carvana Group’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” In addition, on March 2, 2018, Carvana Group amended its LLC Agreement to, among other things, create a class of convertible preferred units. The convertible preferred units were created in connection with the December 5, 2017 issuance and sale of 100,000 shares of Convertible Preferred Stock of Carvana Co. The amendment was effective December 5, 2017. The operations of Carvana Group, and the rights and obligations of the holders of our LLC Units (“LLC Unitholders”), are set forth in the LLC Operating Agreement.
Exchange Agreement
On April 27, 2017, we entered into an exchange agreement with Carvana Sub and the LLC Unitholders. Under the exchange agreement, each LLC Unitholder (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their LLC Units for shares of our Class A common stock or, at our election, for cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased. LLC Unitholders may exchange LLC Units for shares of our Class A common stock (or, at our election, for cash) at any time upon their election.
When an LLC Unitholder exchanges Class A Units and, if applicable, shares of Class B common stock, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock (the “Class A Common Stock Value”) multiplied by 0.8 times the number of Class A Units being exchanged. The Class A Common Stock Value will equal the average of the volume weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a Participation Threshold, and as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A Common Stock equal to the Class A Common Stock Value less the applicable Participation Threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the Class A Common Stock Value, subject to adjustment as set forth in the Exchange Agreement.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain LLC Unitholders. These LLC Unitholders are entitled to request that we register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of such LLC Unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC Unitholders, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, stock split, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than an LLC Unitholder and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Tax Receivable Agreement
We have entered into a Tax Receivable Agreement with LLC Unitholders that will provide for the payment from time to time by us to such persons of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of

1.
the increase in our wholly owned subsidiary’s proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or cash, and

2.	certain other tax benefits related to our making payments under the Tax Receivable Agreement.

These payment obligations are obligations of Carvana Co. and not of Carvana Group. No payments were made during the year ended December 31, 2017.
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.
Participation in our Initial Public Offering
The Garcia Parties purchased an aggregate of 1,333,333 shares of our Class A common stock in the IPO at the initial public offering price. The underwriters did not receive any underwriting discounts or commissions from the sale of shares to the Garcia Parties.
Relationship with DriveTime
Prior to November 1, 2014, Carvana, LLC was a wholly owned subsidiary of DriveTime. On November 1, 2014, DriveTime distributed the units of Carvana, LLC to the unit holders of DriveTime on a pro rata basis, which we refer to as the “Spinoff.” DriveTime is controlled by our controlling shareholder, Ernest Garcia, II, who is also the father of our Chief Executive Officer. Following the Spinoff, the unitholders of DriveTime contributed the Carvana, LLC units to Carvana Group.
Subsequent to the Spinoff, we entered into several agreements with DriveTime that, among other things, were intended to facilitate our transition to a standalone company, which are described below. There can be no assurances that DriveTime will enter into any new agreements or arrangements with us, or extend or renew existing agreements or arrangements, on the same terms, similar terms, or at all.
Shared Services Agreement with DriveTime
Prior to the Spinoff, we relied on DriveTime for its administrative functions. In connection with the Spinoff, we entered into a shared services agreement under which DriveTime provided certain accounting and tax, legal and compliance, information technology, telecommunications, benefits, insurance, real estate, equipment, corporate communications, software and production and other services to facilitate our transition of these functions to us on a standalone basis. The shared services agreement was most recently amended as of April 14, 2017 and operates on a year-to-year basis after February of 2019, with Carvana having the right to terminate any or all services with 30 days’ prior written notice and DriveTime having the right to terminate certain services effective December 2017 and other services effective July 2018, in each case with 90 days’ prior written notice. During 2017, DriveTime provided us with services related to benefits, tax reporting and compliance, telecommunications, and IT services under the amended agreement. Total expenses related to the shared services agreement were approximately $0.1 million for the year ended December 31, 2017.

Lease Agreement with DriveTime
In connection with the Spinoff, we entered into a lease agreement dated November 1, 2014 with DriveTime that governs our access to and utilization of space at DriveTime IRCs for vehicle inspection and reconditioning in Blue Mound, Texas and Delanco, New Jersey and previously for inspection and reconditioning in Winder, Georgia and temporary storage in Stockbridge, Georgia. The lease agreement was most recently amended in March 2018. The agreement also governs utilization of office space and parking spaces at various IRCs and dealerships that we use as logistics hubs.
Under the amended lease agreement, logistics hubs generally have two-year terms subject to certain two consecutive one-year renewal options and subject to the terms of any master lease under which we are subleasing. The lease agreement provides that we may take over the lease for DriveTime IRC facilities in Blue Mound, Texas and Delanco, New Jersey in their entirety on July 31, 2018, subject to us obtaining releases of DriveTime’s liability under the leases and purchasing DriveTime’s tenant improvements and furniture, fixtures and equipment at the net book value of such assets. Under the lease agreement, we pay a monthly rental fee related to our pro rata utilization of space at such facilities plus a pro rata share of each facility’s actual insurance costs and real estate taxes. We are also responsible for paying for any tenant improvements we require to conduct operations and our share of actual costs incurred by DriveTime related to vehicle reconditioning. As it relates to locations where we recondition vehicles, our share of facility and reconditioning-supplies expenses are calculated monthly by multiplying the actual costs for operating the inspection centers by an amount related to our pro rata share of total reconditioned vehicles and parking spaces used at such IRCs in a given month. Total expenses related to this lease agreement were approximately $4.3 million for the year ended December 31, 2017.
Winder, GA Inspection and Reconditioning Center Lease
In February 2017, we entered into a new lease with DriveTime for a fully-operational IRC in Winder, Georgia where we have maintained partial occupancy previously and are now the sole occupant. The lease has an 8-year term, subject to our ability to exercise three renewal option terms of five years each. We began paying base rent of $83,333 per month as of March 1, 2017. The monthly rent is subject to adjustment each year beginning January 1, 2018, increasing in an amount equal to the percentage increase in the Consumer Price Index, which amount shall not exceed 5% and shall not be less than 2%. Our total expenses related to this lease agreement were approximately $0.9 million for the year ended December 31, 2017.
Hub Lease Agreement
In March 2017, we entered into a new lease with DriveTime that governs our utilization of office space and parking spaces at various IRCs and dealerships that we use as logistics hubs. The lease was most recently amended in January 2018. Under the lease agreement, we pay a monthly rental fee related to our pro rata utilization of space at such facilities plus a pro rata share of each facility’s actual insurance costs and real estate taxes. We are also responsible for paying for any tenant improvements we require to conduct operations. Each logistics hub has an initial term of two years, subject to certain two consecutive one-year renewal options. Our total expenses related to this lease agreement were approximately $0.2 million for the year ended December 31, 2017.

Aircraft Time Sharing Agreement
On October 22, 2015, we entered into an agreement to share usage of two aircraft operated by DriveTime. Pursuant to the agreement, we agreed to reimburse DriveTime for actual expenses for each of our flights. The original term of the agreement lasted for 12 months, with perpetual 12-month automatic renewals. Either the lessors or the lessees can terminate the lease with 30 days’ written notice. We reimbursed DriveTime $0.4 million under this agreement during the year ended December 31, 2017.
Vehicle Transfer to DriveTime
On November 30, 2016, we sold used vehicle inventory with a carrying value of approximately $4.9 million to DriveTime to dispose of used vehicle inventory that no longer met our inventory specifications. We recorded a loss of approximately $0.8 million related to this disposal. In March 2017, we repurchased approximately $0.2 million of this inventory that did not meet the agreed upon terms of the sales arrangement with DriveTime.
Servicing Agreement with DriveTime
In December 2015, we entered into a Servicing Agreement with DriveTime pursuant to which DriveTime agreed to perform certain servicing and collections activities with respect to automotive finance receivables we own after origination and before sale. In connection with such Servicing Agreement, DriveTime entered into a Subservicing Agreement with GFC Lending LLC, an affiliate of DriveTime, to perform certain subservicing functions, payment for which would be made from proceeds earned by DriveTime from us. In the year ended December 31, 2017, DriveTime had aggregate earnings of $0.2 million for performing servicing functions for such receivables.
Master Purchase and Sale Agreement
In December 2016, we entered into a master purchase and sale agreement with an unrelated third party pursuant to which we sell automotive finance receivables meeting certain underwriting criteria to this third party. The agreement was most recently amended on November 3, 2017. The third party has engaged DriveTime as servicer of the receivables it purchases under this agreement. Under the agreement, the third party has committed to purchase up to an aggregate of $1.5 billion in principal balances of automotive finance receivables that we originate, subject to adjustments as described in the agreement. In connection with such Servicing Agreement, DriveTime entered into a Subservicing Agreement with GFC Lending LLC, an affiliate of DriveTime, to perform certain subservicing functions, payment for which would be made from proceeds earned by DriveTime under the agreement. DriveTime had aggregate earnings of $0.9 million pursuant to the agreement for performing servicing functions for the year ended December 31, 2017.
Master Transfer Agreements
In December 2016, we entered into a master transfer agreement with an unrelated third party pursuant to which we sell automotive finance receivables meeting certain underwriting criteria to such third party. The purchaser engaged Carvana as Trust Administrator and DriveTime as servicer of the receivables. Under the agreement, such third party has committed to purchase up to an aggregate of $292.2 million in principal balances of automotive finance receivables that we originate. The third-party purchaser finances a majority of these purchases with borrowings from the third-party purchaser under the master purchase and sale agreement. On November 3, 2017, we terminated the remaining capacity under the master transfer agreement and replaced this facility by entering into a new master transfer agreement under which the third party has committed to purchase up to an aggregate of $357.1 million in principal balances of finance receivables. The purchaser engaged Carvana as Trust Administrator and DriveTime as servicer of the receivables under this new agreement. In connection with such Servicing Agreement, DriveTime entered into a Subservicing Agreement with GFC Lending LLC, an affiliate of DriveTime, to perform certain subservicing functions, payment for which would be made from proceeds earned by DriveTime under the agreement. With respect to the terminated master transfer agreement and the new master transfer agreement, in the year ended December 31, 2017 we had aggregate earnings of $1.1 thousand for performing Trust Administrator functions for such purchasers and DriveTime had aggregate earnings of $1.2 million for performing servicing functions.
Tempe, AZ Office Lease
In September 2016, we entered into a new lease with a third party for the second floor of our new corporate headquarters in Tempe, Arizona. Pursuant to such lease, we pay monthly base rent in the amount of approximately $107,000, which amount shall increase throughout the duration of the lease. The lease has an initial term of 83 months and we have three 5-year extension options. At the request of the landlord, DriveTime agreed to partially guarantee our lease payments until the 30th full calendar month of such lease. We do not compensate DriveTime for the guarantee.
In connection with this lease, we entered into a sublease with DriveTime for our use of the first floor of the Tempe, Arizona building. Pursuant to the sublease, which is co-terminus with the master lease under which we sublease and has a term of 83 months, subject to our right to exercise three 5-year extension options, we pay DriveTime rent equal to the amounts due under the master lease, including monthly base rent of $107,000 beginning April 1, 2018, subject to increases over the duration of the sublease and master lease. Total expenses related to this lease agreement were approximately $0.7 million for the year ended December 31, 2017.
Tolleson, AZ Inspection and Reconditioning Center Lease
In December 2016, we entered into a new lease with Verde Investments Inc. (“Verde”), an affiliate of DriveTime, for us to occupy an IRC in Tolleson, Arizona. The lease expires in December 2031 subject to our right to extend for four 5-year terms. Pursuant to the lease which commenced on February 1, 2017, we pay base rent of $137,500 per month, which amount shall be subject to adjustment each year beginning January 1, 2018, in accordance with the Consumer Price Index, subject to a minimum increase of 2% per year and a maximum increase of 5% per year. Total expense related to this lease agreement was approximately $1.8 million for the year ended December 31, 2017.
IP License Agreement
In February 2017 we entered into a license agreement that governs the rights of certain intellectual property owned by us and the rights of certain intellectual property owned by DriveTime. The license agreement, which was amended and restated on April 14, 2017, generally provides that each party grants to the other certain limited exclusive (other than with respect to the licensor party and its affiliates) and nonexclusive licenses to use certain of its intellectual property, and each party agrees to certain covenants not to sue the other party, its affiliates and certain of its service providers in connection with various patent claims. The exclusive license to DriveTime is limited to the business that is primarily of sub-prime used car sales to retail customers. However, upon a change of control of either party, both parties’ license rights as to certain future improvements to licensed intellectual property and all limited exclusivity rights are terminated. The agreement does not provide a license to any of our patents, trademarks, logos, customers’ personally identifiable information or any intellectual property related to our vending machine, automated vehicle photography or certain other elements of our brand.
Verde Credit Facility
On February 27, 2017, we entered into a credit facility with Verde for an amount up to $50.0 million. We were permitted to draw up to five loans in minimum amounts of $10.0 million each during the term of the agreement. Amounts borrowed and repaid under the agreement could not be reborrowed. Upon execution of the agreement, we paid Verde a commitment fee of $1.0 million. As of April 27, 2017, $35.0 million had been drawn under the credit facility. Amounts outstanding under this facility accrued interest at a rate of 12.0% per annum and were scheduled to mature in August 2018. All outstanding borrowings under the credit facility were repaid in full and the credit facility was terminated in connection with the IPO.
Houston, TX Vending Machine Lease Guarantee
On July 14, 2015, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which our Houston Vending Machine is located. We do not compensate DriveTime for the guarantee. The initial lease term commenced January 8, 2016, and we began paying base rent on May 7, 2016. Base rent during the initial term is $22,916.67 per month, and the initial term expires on April 6, 2026. We have the option to extend the initial term for four additional consecutive five-year periods. Base rent during each extension term will increase 10% of the then-current base rent for each subsequent extension.
Atlanta, GA Fulfillment Center Lease Guarantee
On May 15, 2013, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which our Atlanta Fulfillment Center is located. We do not compensate DriveTime for the guarantee. The initial lease term and rent payments commenced December 1, 2013 and expired on November 30, 2015. Under the lease we may extend the initial term of the lease for up to three consecutive extension terms of two years each. We exercised our first extension option on August 31, 2015 to extend the term to November 30, 2017. We exercised a second extension option on August 23, 2017 to extend the term to November 30, 2019. Base rent during the initial term was $9,500.00 per month and such rent increases 3% of the then-current base rent during each extension term. Monthly rent for the period beginning December 1, 2017 through November 30, 2018 is $10,380.91 per month, and will be $10,692.33 per month for the period beginning December 1, 2018 through November 30, 2019. In addition to base rent, we are responsible for our proportionate share of common area maintenance charges.

Other Agreements
Master Dealer Agreement
On December 9, 2016, we entered into a master dealer agreement with an affiliate of DriveTime, pursuant to which we may sell certain ancillary products, including VSCs and GAP waiver coverage, to customers purchasing a vehicle from us through our transaction platform. We earn a commission on each VSC sold to Carvana customers and that affiliate subsequently administers the VSC. We also pay a per-contract fee to that affiliate to administer the GAP waiver coverage we sell to our customers. For the year ended December 31, 2017, we were paid $10.5 million in commissions for VSC sales pursuant to the master dealer agreement, and the affiliate of DriveTime received $6.5 million pursuant to the master dealer agreement for the VSCs sold to our customers and for administering our GAP waiver coverage.
Transfer and Note Purchase and Security Agreements
In January 2016, we entered into transfer agreements pursuant to which we sell automotive finance receivables meeting certain underwriting criteria to certain unrelated trusts who each engage Carvana as Trust Administrator of the trusts and DriveTime as servicer of the receivables. DriveTime engaged GFC Lending LLC, an affiliate of DriveTime, to perform certain subservicing functions with respect to these automotive finance receivables, payment for which would be made from proceeds received by DriveTime. Pursuant to certain note purchase and security agreements entered into in connection with the transfer agreements, the trusts issued notes to certain parties, including Delaware Life Insurance Company (“Delaware Life”), in which Mark Walter has a substantial ownership interest. Mark Walter also indirectly controls CVAN Holdings, LLC and has non-controlling ownership interests in other note purchasers under the note purchase and security agreements. Delaware Life also serves as administrative agent and paying agent on behalf of the note purchasers. Under the transfer agreements and initial note purchase and security agreements, we could sell up to an aggregate of $200.0 million in principal balances of automotive finance receivables in this manner. In September 2016, we amended the agreements to sell up to $230.0 million in principal balances of the finance receivables. Before January 1, 2017, we had sold all $230.0 million of automotive finance receivables permitted under the agreement. As of the end of December 31, 2017, $126.1 million auto receivables continued to be serviced.
Pursuant to the note purchase and security agreements, Delaware Life has advanced $63 million through December 31, 2016 to the trusts that purchased our automotive finance receivables, but made no additional advances during the year ended December 31, 2017. There was no unused capacity under the note purchase as of during the year ended December 31, 2017. On February 27, 2017, Delaware Life sold its interest in the notes under the note purchase and security agreements to an unrelated third party, but remains the administrative agent and paying agent for the note purchasers. We earned $2.0 thousand for performing Trust Administrator functions for the trusts that purchased our receivables and DriveTime had an aggregate earnings of $1.6 million (a portion of which is paid to GFC Lending LLC by DriveTime) for performing servicing functions for the receivables sold pursuant to the transfer agreements for the year ended December 31, 2017.

Purchase of Carvana, LLC Interest from Ernest Garcia, II
Following the completion of our IPO, Carvana Sub transferred approximately 170,000 LLC Units to Ernest Garcia, II in exchange for his 0.1% ownership interest in Carvana, LLC. We concurrently issued approximately 136,000 shares of Class B common stock to Ernest Garcia, II.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2018 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, it is our understanding that the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 15, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our Class A common stock on 19,509,290 shares of our common stock outstanding as of March 15, 2018. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Carvana Co., 1930 W Rio Salado Pkwy, Tempe, AZ 85281.

	Shares Beneficially Owned
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares		%	Shares		%	Voting %
Verde Investments, Inc.; Ernest C. Garcia II; DriveTime Sales and Finance Company, LLC	1,464,517	(2)	8%	70,349,223	(3)	62%	70%
CVAN Holdings, LLC	1,000,000	(4)	5%	12,795,376	(5)	11%	1%
Abrams Bison Partners	2,500,000	(6)	13%	—		—%	*
FMR LLC	1,961,885	(7)	10%	—		—%	*
Goodnow Investment Group, LLC; Bradley Purcell; Randall Heck	1,687,331	(8)	9%	—		—%	*
Sylebra HK Company Limited; Sylebra Capital Management; Jeffrey Richard Fieler; Daniel Patrick Gibson	1,468,304	(9)	8%	—		—%	*
Clearbridge Investments, LLC	1,345,559	(10)	7%	—		—%	*
683 Capital Management, LLC; 683 Capital Partners, LP; Ari Zweiman	1,138,804	(11)	6%	—		—%	*
Clough Capital Partners LP; Clough Capital Partners LLC; Charles I. Clough, Jr.	1,076,050	(12)	6%	—		—%	*
William Blair & Company, LLC	974,650	(13)	5%	—		—%	*
DDFS Partnership LP	5,077,560	(14)	21%	—		—%	*
Executive Officers and Directors
Ernie Garcia, III	383,333	(15)	2%	27,568,526	(16)	24%	27%
Mark Jenkins	—	(17)	—%	—		—%	—%
Benjamin Huston	—	(18)	—%	—		—%	—%
Ira Platt	32,809	(19)	*	379,138		*	*
Greg Sullivan	10,309	(20)	*	—		—%	*
Dan Quayle	10,309	(20)	*	—		—%	*
Michael Maroone	40,309	(20)	*	—		—%	*
All executive officers and directors (10 individuals)	483,069	(21)	2%	27,947,664		25%	27%
(1) Each share of Class A common stock entitles the registered holder thereof to one vote on all matters presented to stockholders for a vote generally, including the election of directors. Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally, including the election of directors, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or the certificate of incorporation. A “*” indicates percentages of less than 1%.
(2) This number includes 1,464,517 shares of our Class A common stock that Mr. Garcia, II purchased through Verde Investments, Inc. (“Verde”), of which Mr. Garcia, II is the 100% owner. This information is based on Amendment No. 1 to Schedule 13D filed with the SEC by Verde on May 12, 2017. Verde’s and Mr. Garcia, II’s address is 1720 W. Rio Salado Parkway, Suite A Tempe, Arizona 85281.
(3) This number includes 60,937,458 shares of Class B common stock owned directly by Mr. Garcia, II and 9,411,765 shares of Class B common stock owned by DriveTime Sales and Finance Company LLC. Mr. Garcia, II is the chairman of the board of directors and largest stockholder of DriveTime, of which DriveTime Sales and Finance Company LLC is a wholly owned subsidiary. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 70,349,223 shares of Class A common stock. These shares of Class A common stock represent approximately 51% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. Mr. Garcia, II reports ownership of 60,937,458 Class B common shares. DriveTime Sales reports ownership of 9,411,765 Class B common shares. This information is based on Amendment No. 1 to Schedule 13D filed with the SEC by Verde on May 12, 2017. Verde’s and Mr. Garcia, II’s address is 1720 W. Rio Salado Parkway, Suite A Tempe, Arizona 85281.
(4) CVAN Holdings, LLC is indirectly controlled by Mark Walter. This information is based on the Form 4/A filed with the SEC on March 2, 2018. CVAN Holdings, LLC’s address is 227 W Monroe Suite 4800, Chicago, IL 60606.
(5) CVAN Holdings, LLC is indirectly controlled by Mark Walter. These shares of Class B common stock together with the corresponding LLC Units held by CVAN Holdings, LLC may be exchanged for 12,795,376 shares of Class A common stock. These shares of Class A common stock issuable in exchange for LLC Units represent approximately 9% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units of Carvana Group, LLC were exchanged and all outstanding shares of Class B common stock were converted at that time. This information is based on the Form 4/A filed with the SEC on March 2, 2018. CVAN Holdings, LLC’s address is 227 W Monroe Suite 4800, Chicago, IL 60606.
(6) Abrams Bison Partners reports sole voting and dispositive power for 2,500,000 Class A common shares. This information is based on the Schedule 13G filed with the SEC on May 9, 2017. Abrams Bison Partners’ address is 3 Bethesda Metro Center, Suite 1250, Bethesda, MD 20814.
(7) FMR LLC reports sole power to dispose or direct the disposition of 1,961,885 Class A common shares. This information is based on the Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210.
(8) Goodnow Investment Group, LLC, Bradley Purcell and Randall Heck report shared voting and dispositive power with respect to these shares. This information is based on Schedule 4 filed with the SEC by Goodnow Investment Group, LLC on March 15, 2018. Goodnow Investment Group, LLC’s address is 9 Old King’s Highway South, Darien, CT 06820.
(9) Sylebra HK Company Limited, Sylebra Capital Management, Jeffrey Richard Fieler, and Daniel Patrick Gibson report shared voting and dispositive power for 1,468,304 Class A common shares. This information is based on Schedule 13G filed with the SEC on February 15, 2018. The address for each of these reporting persons is 28 Hennessy Road, Floor 20 Wan Chai, Hong Kong.
(10) Clearbridge Investments, LLC reports sole voting power for 48,131 Class A common shares and sole dispositive power for 1,345,559 Class A common shares. This information is based on Schedule 13G filed with the SEC on February 14, 2018. Clearbridge Investments, LLC’s address is 620 8th Avenue New York, NY 10018.
(11) 683 Capital Management, LLC, 683 Capital Partners, LP, and Ari Zweiman report shared voting and dispositive power with respect to these shares, which are held directly by 683 Capital Management, LP and consist of 733,104 shares of Class A Common Stock and options to purchase 405,700 shares of Class A Common Stock. 683 Capital Management, LLC is the investment manager of 683 Capital Partners, LP and Ari Zweiman is the managing member of 683 Capital Management, LLC. This information is based on Schedule 13G filed with the SEC by these reporting persons on February 14, 2018. The address for each of these reporting persons is 3 Columbus Circle, Suite 2205, New York, NY 10019.
(12) Clough Capital Partners LP, Clough Capital Partners LLC, and Charles I. Clough, Jr. report shared voting and dispositive power with respect to these shares, which are held directly by Clough Capital Partners LP. Clough Capital Partners, LLC is the general partner of Clough Capital Partners LP and Charles I. Clough, Jr. is the managing member of Clough Capital Partners, LLC. This information is based on Schedule 13G filed with the SEC by these reporting persons on February 13, 2018. The address for each of these reporting persons is 1 Post Office Square, 40th Floor, Boston, MA 02109.
(13) William Blair & Company, LLC reports sole voting power for 421,607 Class A common shares and sole dispositive power for 974,650 Class A common shares. This information is based on Schedule 13G filed with the

SEC on February 12, 2018. William Blair & Company, LLC’s address is 150 North Riverside Plaza, Chicago, IL 60606.
(14) This number represents the shares of Class A common stock issuable upon conversion of the Preferred Stock in accordance with the Certificate of Designations, a copy of which was filed with the SEC on December 5, 2017. DDFS Partnership LP’s address is 2100 Ross Avenue, Suite 3300, Dallas, Texas 75201.
(15) This number includes 183,333 shares of Class A common stock owned directly by Ernie Garcia, III. This number also includes 100,000 shares of our Class A common stock owned by each of the Ernest Irrevocable 2004 Trust III and the Ernest C. Garcia III Multi-Generational Trust III. While Ernest Garcia, II is the investment trustee over both of the trusts, the trusts are each irrevocable and he is not a beneficiary. Mr. Garcia, III is the sole beneficiary of the Ernest Irrevocable 2004 Trust III and Mr. Garcia, III and his children are the beneficiaries of the Ernest C. Garcia III Multi-Generational Trust III.
(16) This number includes 3,664,526 shares of Class B common stock owned directly by Mr. Garcia, III; 11,952,000 shares of Class B common stock owned by the Ernest Irrevocable 2004 Trust III, of which Mr. Garcia, III is the sole beneficiary; and 11,952,000 shares of Class B common stock owned by the Ernest C. Garcia III Multi-Generational Trust III, of which Mr. Garcia, III is a beneficiary together with his children. While Ernest Garcia, II is the investment trustee over both of the trusts, the trusts are each irrevocable and he is not a beneficiary. These shares of Class B common stock together with the corresponding LLC Units held by Mr. Garcia, III and the trusts may be exchanged for 27,568,526 shares of Class A common stock. These shares of Class A common stock represent approximately 20% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.
(17) This number excludes 1,035,741 shares of Class A common stock issuable in exchange for LLC Units held by Mr. Jenkins, based on an assumed price of $20.02 per share (the closing price of our Class A common stock on the NYSE on March 15, 2018). These shares of Class A common stock represent approximately 1% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.
(18) This number excludes 1,035,741 shares of Class A common stock issuable in exchange for LLC Units held by Mr. Huston, based on an assumed price of $20.02 per share (the closing price of our Class A common stock on the NYSE on March 15, 2018). These shares of Class A common stock represent approximately 1% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.
(19) This number includes 2,500 shares of Class A common stock held directly and jointly by Mr. Platt’s parents. This number also includes 10,309 options to purchase shares of Class A common stock that vest on April 27, 2018. This number excludes 539,138 shares of Class A common stock issuable in exchange for Class B common stock and LLC Units held by Mr. Platt, based on an assumed price of $20.02 per share (the closing price of our Class A common stock on the NYSE on March 15, 2018). These shares of Class A common stock represent less than 1% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.
(20) This number includes 10,309 options to purchase shares of Class A common stock that vest on April 27, 2018.
(21) This number includes 41,236 options to purchase shares of Class A common stock that vest on April 27, 2018. This number excludes 31,538,114 shares of Class A common stock issuable in exchange for LLC Units held by our executive officers and directors, based on an assumed price of $20.02 per share (the closing price of our Class A common stock on the NYSE on March 15, 2018). These shares of Class A common stock represent approximately 23% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. Services provided to the Company and its subsidiaries by Grant Thornton LLP for the year ended December 31, 2017 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Grant Thornton LLP for the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees	$585,669	$373,426
Audit-Related Fees	$—	$—
Tax Fees	$110,489	$54,691
All Other Fees	$475,782	$102,164
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Carvana management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.
The Audit Committee approved all services provided by Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of Grant Thornton LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Carvana’s stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Grant Thornton LLP as our independent registered public accounting firm if it is determined that it is in Carvana’s best interests to do so.
The Audit Committee and the Board of Directors recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Carvana for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the New York Stock Exchange Listing Standards) and met five times in 2017 and operates under a written charter, which is posted on our website at investors.carvana.com. As provided in the Charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee

•	reviewed and discussed the audited financial statements for the year ended December 31, 2017 with our management;

•
discussed with our independent auditors, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

•
received the written disclosures and the letter from the Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted by:
Ira Platt
Greg Sullivan
Michael Maroone

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Business Conduct, Corporate Governance Guidelines, and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.carvana.com, or may be requested in print, at no cost, by email at investors@carvana.com or by mail at Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.carvana.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
Carvana is paying the expenses of this solicitation. Carvana will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Carvana will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Carvana may solicit proxies in person or by telephone, facsimile, email or other similar means.

CARVANA

ANNUAL MEETING OF CARVANA CO.

Date: MAY 1, 2018
Time: 8:00 A.M (Pacific Daylight Time)
Place: 1930 W Rio Salado Pkwy, Tempe, AZ 85281

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote **FOR** proposals 1 and 2.

1: Election of Class I directors

	For	Withhold	Directors Recommend ↓
01 Ernie Garcia, III	☐	☐	For
02 Ira Platt	☐	☐	For

	For	Against	Abstain	
2: To ratify the selection of the Grant Thornton LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.	☐	☐	☐	For

3: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Here   ________________ Please Date Above

____________________ Please Sign Here   ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

CARVANA

Annual Meeting of Carvana Co.
to be held on Tuesday, May 1, 2018
for Holders as of March 12, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/CVNA
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-509-2149
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Ernie Garcia, III and Paul Breaux, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carvana Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

All votes must be received by 5:00 P.M., Eastern Time, April 30, 2018.

PROXY TABULATOR FOR

CARVANA CO.
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — Carvana Co.

Annual Meeting of Stockholders
Tuesday, May 1, 2018, 8:00 a.m. Pacific Daylight Time
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Ernie Garcia, III and Paul Breaux (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Carvana Co., a Delaware corporation ("the Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 1930 W Rio Salado Pkwy, Tempe, AZ 85281 on Tuesday, May 1 at 8:00 a.m. (PDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Proposal 1; Election of Class 1 Directors, Ernie Garcia, III and Ira Platt;
2. Proposal 2; To ratify the selection of the Grant Thornton LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.
3. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The two directors up for re-election are: Ernie Garcia, III and Ira Platt.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐